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                                                                EXHIBIT 10.14

                 AGREEMENT FOR THE PROVISION OF SERVICES BETWEEN
                          AMERICAN PSYCH SYSTEMS, INC.
                                       AND
                                    PRIORITY


      THIS AGREEMENT, effective December 1, 1998, ("Effective Date") is by and between AMERICAN PSYCH SYSTEMS, INC., a Maryland business corporation ("APS") and PRIORITY, a Michigan nonprofit corporation and health maintenance organization ("Priority").

                                    RECITALS

      A. Priority has entered into contracts with employers, individuals and other purchasers of health care, which require Priority to provide mental health and substance abuse services to such purchasers. In connection with its service contracts, Priority has established a network of providers of mental health and substance abuse services.

      C. Priority desires to obtain from APS certain consulting, training and technical services, systems and supplies relating to Priority' provision and administration of mental health and substance abuse services and APS is willing to provide such services according to the terms of this Agreement.

      NOW, THEREFORE, in consideration of the promises and mutual covenants set forth below, Priority and APS agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

      Section 1.1. BENEFIT PLAN. A plan of benefits, which includes health care coverage and coverage of MHSA Services, that is sponsored or issued by Priority or a Sponsor and contains the terms and conditions of an Enrollee's health care coverage.

      Section 1.2. CAPITATION RATE. The amount to be paid to APS for each Enrollee per month that is specified in and adjusted by Attachment A to this Agreement.

      Section 1.3. PRIORITY PROVIDER. A healthcare professional or facility that has an agreement in effect with Priority to provide health care services to Enrollees.

      Section 1.4. COVERED SERVICES. The health care services and supplies covered by the Enrollee's Benefit Plan, including MHSA Services.

      Section 1.5. EMERGENCY. A serious condition that arises suddenly and requires immediate care and treatment generally within 24 hours of onset, to avoid jeopardy to the life or health of an Enrollee or others.


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      Section 1.6. ENROLLEE.  An individual who is enrolled as a subscriber or covered dependent with any Benefit Plan who is entitled to Covered Services under such Benefit Plan.

      Section 1.7. IN-NETWORK MHSA SERVICES. The MHSA Services authorized in advance and provided to an Enrollee by a MHSA Provider, or by a non-MHSA Provider upon referral by Priority or APS if the MHSA Services are not available from a MHSA Provider.

      Section 1.8. MANAGED BENEFITS. Priority Managed Benefits, Inc., a Michigan business corporation, management services company and licensed Third Party Administrator that is commonly owned with Priority.

      Section 1.9. MEDICALLY NECESSARY. MHSA services or supplies that are necessary to meet the basic health needs of an Enrollee and are: (a) provided in the most cost-efficient manner and type of setting appropriate for the delivery of the service; (b) consistent in type, frequency and duration of treatment with relevant scientifically-based guidelines of national medical, research and health care coverage organizations or governmental agencies that are accepted by APS and Priority; (c) consistent with standards of good medical practice within the medical community in the Service Area; (d) consistent with the diagnosis of the condition; (e) requited for reasons other than the comfort or convenience of the Enrollee or his or her provider, or not to be required solely for custodial comfort or maintenance reasons; and (f) of demonstrated medical value. The fact that a provider may have prescribed, ordered, recommended or approved the provision of certain services or supplies to the Enrollee does not necessarily mean that such services or supplies satisfy the criteria stated in this Section 1.9.

      Section 1.10 MHSA.  Mental health and substance abuse.

      Section 1.11 MHSA PROGRAM. The program established by Priority, and made effective by this Agreement, for the evaluation and provision of MHSA Services for Members in accordance with the terms of the Members' Benefit Plans.

      Section 1.12. MHSA PROVIDER.. A health care professional or facility that has contacted with Priority to provide MHSA Services to Enrollees, or a clinical location at which health care professionals provide MHSA Services to Enrollees.

      Section 1.13. MHSA SERVICES. The Medically Necessary MHSA services and supplies that are: a) Covered Services under an Enrollee's Benefit Plan; b) quantified more specifically in the PIFs; c) included in the MHSA Services Addendum (which is attached to this Agreement as Attachment B); and d) not excluded by the MHSA Services Addendum.

      Section 1.14. PIF. Product Identification Forms, which identify for Benefit Plans the MHSA Services, and for new and modified Benefit Plans, the applicable Capitation Rate.

      Section 1.15. SERVICE AREA. The geographic area within those counties and zip-code areas in the State Michigan in which Priority is licensed to operate and such other areas as identified on Attachment C to this Agreement or as stated in written notice given by Priority to APS from time to time.


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      Section 1.16. Sponsor. The employer or otherwise legally constituted group, to whom Priority or Managed Benefits issues a Benefit Plan or for whom Priority or Managed Benefits provides, with respect to its Benefit Plan, administrative or other services.

      Section 1.17. UM SERVICES. Utilization management services, which include the review of an Enrollee's MHSA Services to assure the continuity, cost effectiveness and appropriateness of care, including clinical triage, referral, prior authorization, concurrent review and discharge planning.


                                   ARTICLE II
                              PRIORITY OBLIGATIONS

      Section 2.1. COMPENSATION. For the services that APS provides to Priority under this Agreement, Priority will pay APS in accordance with
Article V below.

      Section 2.2. ELIGIBILITY. Priority will provide APS eligibility information regarding Enrollees by either direct computer linkage or a computer tape provided at least monthly. The eligibility information will be prepared and provided to APS at Priority's expense.

      (a) APS will treat the information received under this Section 2.2 as confidential and will not distribute or furnish such information to any other person or entity, except as necessary, pursuant to APS' standard practices, to provide the services APS is required to provide under this Agreement.

      (b) APS acknowledges that there will be retroactive adjustments to the eligibility of individuals as Enrollees and that Priority is not able to control such adjustments. Notwithstanding the above, the parties agree that APS will not be financially liable for any claims for MHSA Services related to any retroactive adjustments of greater than 90 days.

      Section 2.3 COMPLIANCE WITH UNDERWRITING GUIDELINES. Priority will ensure that all Sponsors meet Priority's underwriting guidelines as applied to the Sponsor's MHSA Services, unless renewal of the Sponsor's Benefit Plan is required pursuant to state or federal law.

      Section 2.4. IDENTIFICATION WITH UNDERWRITING GUIDELINES. Except as provided below, Priority will ensure that the Benefit Plans provide no greater coverage for MHSA services than the MHSA Services defined in this Agreement.

      (a) Upon Priority's request, APS will advise Priority regarding MHSA services that should be covered or excluded, and how such services should be described, under the Benefit Plan, but the final determination regarding the identification and description of the MHSA Services will be solely that of Priority or Sponsor. APS will have the right to review any new description or revision of the description of MHSA Services in the Benefit Plans.


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      (b)   If Priority or Sponsor elects to offer coverage for MHSA services that are not MHSA Services, for whatever reason, including Priority's or a Sponsor's decision to provide extra-contractual benefits, Priority or the Sponsor will be responsible for the cost of providing or arranging for such MHSA services. If APS provides or arranges for the requested services, Priority will pay APS according to its standard fee schedule for services provided by MHSA Providers or providers who are not MHSA
            Providers for such services arranged for by APS.

      Section 2.5. NEW BENEFIT PLANS AND CHANGES TO MHSA SERVICES UNDER BENEFIT PLANS. Priority will notify APS in writing at least 30 days prior to implementation of any modification to the MHSA Services in any existing Benefit Plan or development of a MHSA Services in any new Benefit Plan.

      Section 2.6. PRIORITY PROVIDER AND ENROLLEE COMMUNICATIONS. Priority will develop the content of materials regarding APS and MHSA Services to be periodically sent to Priority Providers and Enrollees, which is subject to approval by APS. Such materials, once developed, may be used by Priority to communicate to Priority Providers and Enrollees, unless APS reasonably requests that they cease to be used. Priority will be responsible for producing and distributing such materials to Priority Providers and Enrollees, including postage costs.

      Section 2.7 PRIORITY PROVIDER COMPLIANCE. In an effort to support APS' efforts under this Agreement, Priority will use its best efforts to cause Priority Providers to cooperate with APS with respect to APS' role and responsibilities pursuant to this Agreement.


                                   ARTICLE III
                                  APS SERVICES

      Section 3.1. GENERAL. APS will provide Priority with consulting, training and technical services, systems and supplies with respect to Priority's provision of MHSA Services to Enrollees. APS will assist Priority in its efforts to arrange for, manage, monitor, coordinate, evaluate and oversee Priority's MHSA Services.

      Section 3.2. MANAGEMENT SERVICES. APS will provide Priority with management services including, without limitation, assistance in Priority's oversight of:

      (a)   intake, pre-authorization of care and referral to MHSA Providers;
      (b)   concurrent, retrospective and utilization review;
      (c)   care and case management;
      (d)   discharge planning;
      (e)   information management and reporting;
      (f)   medical records management;
      (g)   initial and ongoing Enrollee communication; and
      (h)   program development.


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      Section 3.3.  CLINICAL SERVICES. APS will provide Priority with MHSA medical management services including reasonable access to the APS medical director and APS network physician advisors, utilization review guidelines, and all APS policies and procedures, existing at the Effective Date or developed during the term of this Agreement, that either party reasonably deems necessary for Priority to provide a level of care consistent with current standards.

      Section 3.4. NETWORK CREDENTIALING AND DEVELOPMENT. APS will perform certain credentialing and recredentialing functions, on Priority behalf, for all MHSA Providers and will assist Priority in the development of provider contracts and provider profiling.

      (a) Priority delegates to APS certain functions related to the credentialing of all professional MHSA Providers, as described and delineated in Attachment D to this Agreement and as set forth in the separate Letter of Agreement for Delegated Credentialing by and between the parties. APS' credentialing activities will comply with the applicable requirements of the National Committee for Quality Assurance ("NCQA") as more specifically addressed in
            Section 7.4.

      (b) APS will assist Priority in the institution of its network management tool known as the "APS Core Group concept," including use of automated authorization protocols and case rates where applicable.

      (c) APS will assist Priority in developing a network plan, which will ensure a network of the proper size, scope and levels of care to adequately service Enrollees.

      (d) APS will assist Priority in contracting with MHSA Providers to provide MHSA Services and UM Services to Enrollees adequate to assure that 90% of all Enrollees residing within the Service Area are within 30 miles or 30 minutes of a MHSA Provider. Priority will notify APS in writing at least 120 days prior to any modification to the Service Area as it exists on the date of this Agreement. If Priority expands the Service Area; APS will assist Priority in arranging for MHSA Providers in such expanded Service Area.

      (e) Upon written request by Priority, APS will provide Priority a copy of APS' then current generic provider agreements and will provide Priority such other assistance with provider contracting as Priority reasonably requests.

      Section 3.5. TRIAGE OF CARE. APS will assist Priority in providing the services of an appropriately qualified health care professional to Enrollees via a 24-hour toll-free telephone line for the referral of required MHSA Services and response to inquiries and questions regarding MHSA Services.

      Section 3.6. PROVISION OF MHSA SERVICES AND UM SERVICES. APS will ascertain that Priority is adequately providing or arranging for the provision of MHSA Services and UM Services pursuant to the Benefit Plans. Priority hereby delegates to APS certain functions related to the UM Services, as described and delineated in Attachment E to this Agreement. APS'


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provision of UM Services will comply with the applicable requirements of the
NCQA as more specifically addressed in Section 7.4.

      (a) APS will develop and ascertain that Priority applies standards of medical necessity appropriateness and efficiency, which reflect patterns of care found in established managed care environments. APS will involve a certified, licensed psychiatrist whenever rendering a recommendation that MHSA services that have been requested or for which payment has been requested are not Medically Necessary.

      (b) APS and Priority will together have the right to determine the level and extent of MHSA Services that are appropriate for the treatment of Enrollees, including whether MHSA Services will be rendered on an inpatient or an outpatient basis. APS will have the right to require Enrollees to receive In-Network MHSA Services from MHSA Providers when such care can be provided consistent with the service standards and standards of practice set forth in this Agreement. Except for Emergency MHSA Services, or as otherwise agreed to by APS, APS will not in any way be responsible for arranging or paying for any MHSA services that have not been authorized through APS' authorization system.

      (c) APS will use reasonable efforts to advise, or assist Priority in advising, MHSA Providers that utilization management determination is a recommendation of Medical Necessity only and not a confirmation of eligibility or benefit coverage.

      Section 3.7. AVAILABILITY OF IN-NETWORK MHSA SERVICES. APS will comply with the applicable NCQA standards or the following standards; whichever is more demanding, in assisting Priority in arranging for In-Network MHSA Services:

      (a) Emergency In-Network MHSA Services will be made available to an Enrollee within four hours.

      (b) Urgent In-Network MHSA Services will be made available to an Enrollee within 24 hours of the time the MHSA Services are requested.

      (c) Non-Emergency and non-urgent In-Network MHSA Services will be made available to an Enrollee within 10 working days of the time the MHSA Services are requested.

      (d) APS will be deemed to comply with the above requirements if an appointment at a geographically appropriate MHSA Provider is offered to Enrollee within such time period, notwithstanding Enrollee's preference or unavailability.

      Section 3.8. MIXED SERVICES. When an Enrollee has a condition or illness that requires MHSA Services and non-MHSA Services, APS will be responsible for paying for only the MHSA Services. Priority, the Sponsor or the Enrollee will be responsible for payment of any non-MHSA Services. In determining whether certain services will be considered MHSA


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Services or non-MHSA Services, APS and Priority will follow the procedure in the attached MHSA Services Addendum (Attachment B to this Agreement).

      Section 3.9.  TRANSITION OF MHSA SERVICES COMMENCED PRIOR TO EFFECTIVE
DATE.

      (a) With respect to outpatient services, Enrollees who have commenced a treatment plan with or through Priority's prior MHSA providers prior to the Effective Date, will be authorized to continue the treatment plan with the same provider for three sessions in order to complete the treatment or to move the provision of services to a MHSA Provider, Priority will arrange for APS to receive a list of such Enrollees 30 days prior to the Effective Date of this Agreement.

      (b) With respect to inpatient services, APS will not be responsible for providing, arranging for the provision of, or paying for MHSA services that an Enrollee is receiving on a continuing inpatient basis on the Effective Date of this Agreement.

      Section 3.10. TRAINING AND EDUCATION. APS agrees to provide education and training to Priority's employees and Priority Providers as described below.

      (a) APS will provide each Priority employee who is engaged in Priority's provision of MHSA Services with comprehensive training and education in all aspects of the management and administration of MHSA Services, which training and education will be of at least the same scope and quality as the training and education provided by APS for APS employees. APS will make available to Priority employees all of APS' information reasonably necessary or useful for such training and education, subject to the limitations in this Agreement concerning confidentiality and return of Proprietary Information.

      (b) PRIORITY PROVIDERS. APS will provide each Priority Provider training and education in the provision of MHSA Services. Such training and education will be of at least the same scope and quality as the training and education provided by APS to providers affiliated with APS, and will include, at a minimum, a provider orientation program, education concerning APS' clinical guidelines and, at least semi-annually, a provider newsletter.

      Section 3.11. QUALITY MANAGEMENT AND OTHER PROGRAMS. APS will establish and maintain a quality management program and other such programs, and will cooperate with any such reasonable and similar programs established or required by Priority with respect to MHSA Services and UM Services. APS' quality management program will comply with the applicable requirements of NCQA consistent with Section 7.4.

      Section 3.12. REPORTING REQUIREMENTS. APS will provide to Priority the reports identified below regarding MHSA Services. APS will provide such reports to Priority no later than 60 working days after the end of each month or calendar quarter; as appropriate.


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      (a)   APS will provide to Priority APS' standard monthly and quarterly cumulative reports.

      (b) APS will provide to Priority APS' standard reports required for compliance with the applicable requirements of the NCQA consistent with Section 7.4.

      (c) APS will provide, within a time period mutually agreed to by the parties, specialized reporting of data regarding MHSA Services.

      Section 3.13. APS INFORMATION SYSTEMS.

      (a) APS will employ and provide to Priority an informational services professional that will work onsite at Priority to maintain the MHSA workstations (including operating systems), network hardware and provide MHSA reporting. APS will, upon Priority's reasonable request, replace the APS employee assigned to Priority pursuant to this Section 3.13

      (b) APS will grant Priority employees access to APS' data warehouse and reporting systems.

      (c) APS will supply workstations (with the capability to connect to Priority's network for Microsoft Office and Outlook applications), operating systems, network services and all network hardware. APS and Priority will jointly determine the equipment that is necessary and the vendors from whom it will be purchased. All equipment will be and remain the property of the purchasing party and will be returned, upon termination of this Agreement, to such purchasing party.

      (d) APS and Priority will perform, as necessary to comply with this Agreement, mutual data exchanges regarding membership, utilization, authorizations, referrals, accumulators and other information within 10 working days of month end.

      (e) Upon termination of this Agreement, or if a majority of stock or substantially all assets of APS are transferred to another patty, APS shall allow Priority to license (for current market value as determined, if necessary, by an independent appraiser), continuing rights to the APS software, proprietary protocols, reporting, data warehouse and decision support applications.

      (f) APS will provide Priority with a secure Wide Area Network link including all necessary equipment, installation, set up costs and leased line costs.

      Section 3.14. MHSA LIAISON COMMITTEE. APS and Priority will each designate one person to serve as a member of the MHSA Liaison Committee. The MHSA Liaison Committee will meet at least semi-annually. Specifically, but not by way of limitation, the MHSA Liaison Committee will;


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      (a)   Review complaints by Enrollees, Priority Providers and MHSA
            Providers;
      (b)   Review cases selected by APS or Priority;
      (c)   Discuss operational issues that arise under this Agreement; and
      (d)   Review APS' performance to assure compliance with this Agreement.

      Section 3.15. NATURE OF APS SERVICE. With respect to the services that APS provides under this Agreement, APS will give Priority the same consideration as it does any APS department. This consideration will include reasonable access to supervisory and management staff; training materials and trainers in clinical, customer service and information systems; information systems resources; and information regarding national changes in the delivery of behavioral health services. APS representatives will meet with Priority, from time to time and with reasonable notice, to discuss matters of mutual interest to APS and Priority, such as utilization, data analysis and program design.


                                   ARTICLE IV
                                COVERAGE DISPUTES

      Section 4.1.  COVERAGE DISPUTES WITH ENROLLEES.

      (a) In the event of a dispute regarding coverage of MHSA Services, APS will attempt to resolve the coverage dispute. If APS is not able to resolve the coverage dispute, the Enrollee will be subject to Priority or Sponsor's grievance process.

      (b) APS will cooperate with Priority's or Sponsor's grievance process as provided in the Enrollees Benefit Plan. The result of the grievance process will be binding on APS, unless APS disagrees with such result, in which case, Priority or Sponsor may authorize coverage and pay for the provision of the services and supplies in dispute, and the parties will proceed with the dispute resolution procedure pursuant to Section 4.2.

      (c) Each party will promptly inform the other party of any MHSA coverage disputes with Enrollees that result in actual or threatened arbitration or litigation against APS, Priority or Sponsor. APS will defend Priority and Sponsor in any Enrollee dispute and each party will fully cooperate with the other in resolving the Enrollee dispute. If Priority or Sponsor at any time elects to settle the Enrollee dispute and APS does not agree with the terms of the settlement, Priority or the Sponsor will pay for the provision of the services and supplies in dispute, and the parties will proceed with the dispute resolution procedure described in Section 4.4. APS will indemnify Priority and Sponsors for arbitration awards or judgments pursuant to
            Section 6.2.

      Section 4.2 COVERAGE DISPUTES BETWEEN APS AND PRIORITY OR A SPONSOR REGARDING ENROLLEES. If APS and Priority or a Sponsor disagree regarding whether particular services and supplies for an Enrollee are MHSA Services for which APS had financial responsibility or if Priority or the Sponsor settles an Enrollee grievance, arbitration or litigation and APS and


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Priority or Sponsor do not agree on financial liability for such services, the parties will comply with the following procedure.

      (a) The dispute will be submitted to Priority's and APS' Medical Directors for review.

      (b) The Medical Directors will issue their determination within 7 business days after submission and receipt of appropriate and necessary information. If there continues to be a dispute after review by the Medical Directors, the parties will submit the dispute to the MHSA Liaison Committee described in Section 3.14 for consideration at the next or at a special meeting of the MHSA Liaison Committee.

      (c) The MHSA Liaison Committee will review the dispute. If both party's representatives on the MHSA Liaison Committee agree on a resolution of the dispute, such resolution will be binding on the parties. Otherwise, the dispute will be arbitrated in accordance with Section 9.1.


                                    ARTICLE V
                                  COMPENSATION

      Section 5.l.  COMPENSATION.

      (a) Priority will pay to APS the Capitation Rates, as set forth in Attachment A, on or before the fifteenth (15th) day of each calendar month, for each Enrollee Priority assigns to APS. Each capitation payment will be accompanied by a roster, either in writing or by an electronic medium mutually acceptable to APS and Priority, of all Enrollees in the Service Area, identifiable by any Benefit Plans as may be separately described in Attachment A.

      (b) APS will within thirty (30) days after receiving a billing and all requested information, reimburse Priority for all payments and costs Priority makes or incurs with respect to the MHSA Program as specified in Attachment A.

      (c) Any retroactive adjustment to account for any Enrollee's termination, change, or addition of coverage will not cause a reduction of APS's past capitation payments for that individual of more than a total of three (3) months. In the event that any month's payment is discovered to have been based on an inaccurate count of Enrollees, Priority will make any necessary adjustments in the monthly payment following discovery of the inaccuracy.

      (e) In no event, including but not limited to nonpayment by Priority, insolvency or breach of this Agreement, will APS bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against any Enrollee or any person other than Priority for services rendered pursuant to this Agreement. This provision will survive the termination of this Agreement


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            and will be construed to be for the benefit of Enrollees. This provision supersedes any oral or written agreement now existing or hereafter entered into between APS and Priority (or persons acting on either party's behalf) insofar as such agreement relates to liability for payment for services provided under the terms and conditions of this Agreement.

      Section 5.2. FINANCIAL LIABILITY FOR MHSA SERVICE. APS acknowledges that it is financially liable to the extent described on Attachment A to this Agreement for MHSA Services provided to Enrollees under this Agreement. However, in no event will APS have any obligation to provide or arrange for the provision of MHSA Services for which APS has financial responsibility, unless and until Priority has paid APS pursuant to the terms of this Agreement. If a Sponsor does not pay Priority amounts due under the terms of its agreement with Priority, Priority will remain liable to APS pursuant to the terms of this Agreement.

      Section 5.3. TRANSFERS OF FUNDS. Priority will be solely responsible for depositing or transferring the capitation payments on or before the 15th day of each month for which such payment is due into a bank account designated by APS.

      Section 5.4. CHANGE IN CIRCUMSTANCES. If Priority or a Sponsor modifies the terms of any of its Benefit Plans or develops a new Benefit Plan or the financial assumptions made in the development of the Capitation Rate change, where such change, modification or new Benefit Plan is deemed by either Priority or APS to be a material change to the obligations under this Agreement or the pricing assumptions used in establishing the Capitation Rate, the parties will renegotiate this Agreement, as necessary, in accordance with Section 9.3. Upon such renegotiations, Priority or APS will prepare a proposed amendment to this Agreement and forward it to the other to be signed by an authorized representative of the other party. Notwithstanding any other provision of this Agreement, upon signature of the amendment by the authorized representative of the parties, the change, or new or modified Benefit Plan will be incorporated into this Agreement without further writing required.

      Section 5.5. PHARMACY RISK. The parties will, in good faith, study and initiate the development of a risk sharing arrangement with respect to MHSA pharmaceutical costs.


                                   ARTICLE VI
                          INSURANCE AND INDEMNIFICATION

      Section 6.1.  INSURANCE.

      (a) APS will procure and maintain, at its sole expense, professional and general liability insurance and other insurance as may be necessary to protect itself and its employees, agents, or representatives against any claims, liabilities, damages or judgments that arise out of services provided by or to be provided by itself or its employees, agents or representatives in the discharge of its or their responsibilities under this Agreement. APS will provide proof of such insurance to Priority upon


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            request and will immediately notify Priority if APS receives notice that such Insurance coverage will be terminated.

      (b) Priority will procure and maintain, at its sole expense, professional and general liability insurance and other insurance as may be necessary to protect it and its employees, agents, or representatives against any claims, liabilities, damages or judgments that arise out of services provided by or to be provided by itself or its employees, agents or representatives in the discharge of its or their responsibilities under this Agreement. Priority will provide proof of such insurance to APS upon request and will notify APS if such insurance coverage is terminated, Priority will ascertain that its agreements with MHSA Providers require MHSA Providers to procure and maintain, at their sole expense, professional and general liability insurance.

      Section 6.2.  INDEMNIFICATION.

      (a) APS will defend, hold harmless and indemnify Priority from any and all claims, liabilities, damages or judgments asserted against, imposed upon or incurred by Priority that arise out of APS' sole negligence or intentional wrongdoing in the discharge of APS' responsibilities to an Enrollee or APS' responsibilities under this Agreement. The indemnification granted under this
            Section 6.2 expressly includes indemnification with respect to expense costs, legal fees, defense costs, court costs, or amounts paid in settlement or in satisfaction of any judgment or award.

      (b) Priority agrees to defend hold harmless, and indemnify APS from any and all claims, liabilities, damages or judgments asserted against, imposed upon or incurred by APS that arise out of Priority's sole negligence or intentional wrongdoing in the discharge of Priority's responsibilities to an Enrollee or Priority's responsibilities under the Benefit Plan and this Agreement. The indemnification granted under this Section 6.2 expressly includes indemnification with respect to expense costs, legal fees, defense costs, court costs, or amounts paid in settlement or in satisfaction of any judgment or award.


                                   ARTICLE VII
                   REGULATORY COMPLIANCE, FILING REQUIREMENTS
                              AND NCQA REQUIREMENTS

      Section 7.1. REGULATORY COMPLIANCE. Priority and Sponsors will be solely responsible for ensuring that their respective activities are in compliance with all applicable federal, state or local laws and regulations. APS will be solely responsible for ensuring that the services it provides or arranges under this Agreement comply with any such applicable laws and regulations. Each party will cooperate with the other in its efforts to achieve and maintain regulatory compliance.

      Section 7.2. ERISA COMPLIANCE. If any Benefit Plan is subject to ERISA, APS will not be identified as or understood to be the `Plan Administrator" or a "Named Fiduciary" of the plan, as those terms are used in ERISA. APS has no responsibility for the preparation or distribution of the "Plan Document" or "Summary Plan Descriptions", as those terms are used in ERISA, or for the provision of any notices or for the filing of any reports or information required to be filed in regard to the Benefit Plan.

      Section 7.3. REGULATORY FILING. Priority will be responsible for filing this Agreement with federal, state and local agencies to the extent it is required to do so by any applicable law or regulation. If any federal, state or local agency requires a change to this Agreement that either APS or Priority reasonably anticipates would materially and negatively affect the risk assumed by APS or Priority under this Agreement and the parties cannot agree as to an appropriate contractual change, the parties will follow the procedures established under Section 9.2.

      Section 7.4. NCQA ACCREDITATION COMPLIANCE. APS will establish and maintain processes and programs for MHSA Provider credentialing, recredentialing, utilization management and quality assessment and improvement. With respect to such activities, APS will meet NCQA accreditation standards as described in the most recent revision of NCQA's publication, STANDARDS FOR MANAGED CARE ORGANIZATIONS, APS will submit its policies and procedures on credenitialing, recredenitialing, utilization management and quality assessment/improvement to Priority for review.

      (a) APS Will submit to Priority standard reports in a form mutually acceptable to the parties with respect to the following categories of information:

            (i)     Credentialing/recredentialing reports
            (ii)    Quarterly MHSA Provider sanction reports
            (iii)   Monthly MHSA Services utilization reports
            (iv) Quarterly quality management reports

      (b) Priority may audit APS' records regarding the above processes and programs. At least annually, Priority will provide written feedback to APS regarding the results of Priority's review of APS' reports 30 days following any audit activities, and at least annually. If Priority reasonably determines, including pursuant to any audit, that APS does not meet NCQA accreditation standards, Priority will notify APS of the alleged deficiency and, within 30 days, Priority and APS will meet to assess the alleged deficiency and, if appropriate, develop a mutually satisfactory plan of correction. If the parties develop a plan of correction, APS will submit regular reports to Priority documenting progress on the plan of correction until the corrective action plan has been completed. If APS does not correct the deficiency to Priority's satisfaction within 90 days following the beginning of such corrective action plan, Priority may deem such failure a material breach of this Agreement for purposes of Subsection 10.2(a). Priority and APS will also exchange information about, and Priority will give APS regular feedback on, MHSA Provider credentialing, recredentialing, utilization management and quality assessment/improvement processes and programs at the regularly scheduled MHSA Liaison Committee meetings.


                                  ARTICLE VIII
                                BOOKS AND RECORDS

      Section 8.1. MAINTENANCE OF PATIENT RECORDS. APS will cause to be maintained medical histories, chart and records for each Enrollee who seeks and receives MHSA Services from MHSA Providers. All such records, which do not include the actual clinical records maintained by Providers, will, be and remain the property of Priority, subject to any rights of the Enrollee. APS will deliver to Priority, upon Priority's request, such records in APS' possession. If the Enrollee appropriately consents to such disclosure, Priority will provide copies of the Enrollees' assessment and termination reports to the Enrollee's referring and attending physician. APS and Priority will endeavor to promote communication to such referring and attending physician regarding the Enrollee's referral, subject to restrictions arising under state or federal law.

      Section 8.2. PRIVACY OF RECORDS. APS and Priority will maintain the confidentiality of all information regarding Enrollees in accordance with any applicable statutes and regulations, including the federal regulations governing Confidentiality of Alcohol and Drug Abuse Patient Records, 42 CFR part 2. APS and Priority will undertake to resist in judicial proceedings any effort to obtain access to information pertaining to Enrollees otherwise than as expressly provided for in such federal confidentiality regulations.

      Section 8.3 ACCESS TO OTHER PARTY'S RECORDS. During regular business hours and upon reasonable notice and demand, each party will have access to information and records or copies of records held by the other party that are reasonably related to its obligations under this Agreement. The party conducting the audit or inspection will pay for the other party's personnel's time in excess of 16 hours and the cost of the copies of any records which it requests. All records maintained by either party relating to their responsibilities under this Agreement will be retained for at least 6 years after the date the records were created. Neither party will allow or designate any third party to conduct an audit or inspection without the prior written consent of the party whose records are being audited or inspected except as may be required by state or federal law.

                                   ARTICLE IX
                                 ARBITRATION AND
                        RENEGOTIATION OF THIS AGREEMENT.

      Section 9.1. ARBITRATION BETWEEN PRIORITY AND APS. If a dispute between APS and Priority arises out of or is related to this Agreement, APS and Priority will meet and negotiate in good faith to attempt to resolve the dispute. If the dispute is not resolved within 30 days of the date a party sends written notice of the dispute to the other party, and if either party wishes to pursue the dispute, it will be submitted to binding arbitration in accordance with the rules of the American Arbitration Association. In no event may arbitration be initiated more than one year following the sending of written notice of the dispute. Any arbitration proceeding under this Agreement will be conducted in Grand Rapids, Michigan. The arbitrators will have no authority to award any punitive or exemplary damages or to vary or ignore the terms of this Agreement and will be bound by controlling law.

      Section 9.2. RENEGOTIATIONS OF THIS AGREEMENT DUE TO A SIGNIFICANT CHANGE OF CIRCUMSTANCES. If a significant change of circumstances occurs during the term of this Agreement that presents a material departure from the risk assumptions and the intent of the parties in entering into this Agreement, then the parties will, upon the request of either party, renegotiate the applicable terms of this Agreement to reasonably incorporate the effects of such change of circumstances. A significant change of circumstances will include, but is not limited to, (a) a change in law or an order for compliance issued by a government authority having competent jurisdiction; (b) a significant reduction in the number or change in the composition of Enrollees.

      Section 9.3. RENEGOTIATIONS PROCEDURE. The parties will engage in good faith negotiations with the intent and goal of reaching a consensus that will preserve each party's anticipated benefit and respective rights and obligations under this Agreement and avoid default of this Agreement.

      a)    Failure to agree upon renegotiated amounts pursuant to this Section
            9.3 within 75 days after request for renegotiation will be cause for termination pursuant to Section 10.2(d).

      b) When an event occurs that allows a party to demand renegotiation of the amounts to be paid to APS under this Agreement, Priority will pay the amounts specified in this Agreement until final resolution of the dispute. Any adjustments to the amounts paid to APS that are subsequently agreed to by the parties will be retroactive to the effective date of the event that allowed a party to demand such renegotiation.


                                    ARTICLE X
                          TERMINATION OF THIS AGREEMENT

      Section 10.1. TERM. This Agreement will be effective on the Effective Date and will continue until the date three years after the Effective Date, unless terminated as provided in this Agreement, provided, however, this Agreement will automatically renew for additional 1 year terms unless either party provides written notice to the other party at least 90 days prior to the expiration of the then current term of its intent not to renew this Agreement.

      Section 10.2. TERMINATION.  This Agreement may be terminated as follows:

      a) by either party upon 60 days prior written notice in the event of a material breach by the other party of this Agreement. The written notice will specify the precise nature of the breach. If the breaching party cures the breach to the satisfaction of the non-breaching party within 60 days after the non-breaching parry's written notice, this Agreement will not terminate.

      b) by either party immediately due to the other party's failure to make any payment pursuant to Article V within 60 business days of the date such payment was due.

      c) by either party immediately upon written notice by either party that such party is the subject of a rehabilitation, liquidation or bankruptcy proceeding or if there are no longer any Enrollees.

      d) by either party upon 60 days written notice if renegotiations of APS' reimbursement, pursuant to Section 9.3, do not result in a mutually agreed upon rate.

      e) by Priority, after the initial three year term of the Agreement, without cause upon 120 days prior written notice to APS.

      Section 10.3. EFFECT OF TERMINATION.

      a) Immediately upon termination of this Agreement, Priority will notify Enrollees of such Termination.

      b) APS will cooperate with Priority or Priority's new MHSA vendor ("Vendor") as the case may be, in transitioning the care and management of Enrollees in treatment on the date of termination of this Agreement. Priority will or will require Vendor to take and maintain medical records in APS' possession upon such terms and conditions as are agreed to by Priority, Vendor and APS, but which grant APS reasonable subsequent access to such records.

      (c) APS has no obligation to provide or arrange for the provision of outpatient MHSA Services after the effective date of termination of this Agreement.

      (d) If an Enrollee was admitted to a hospital pursuant to the terms of this Agreement prior to the effective date of termination, APS will continue to provide, arrange for and pay for the provision of inpatient MHSA Services after the effective date of termination until the earlier of the date of the Enrollee's discharge or the date on which APS recommends discharge or the date on which Enrollee's coverage ceases under a Benefit Plan.


                                   ARTICLE XI
                                  MISCELLANEOUS

      Section 11. AMENDMENT. This Agreement may be amended only in writing and both parties must execute the amendment.

      Section 11.2. ASSIGNMENT. Neither APS nor Priority may assign any of its rights and responsibilities under this Agreement to any person or entity without the prior written consent of the other party, which consent will not be unreasonably withheld. Each party acknowledges that persons and entities under contract or affiliated with the other party may perform or receive certain services under this Agreement including subsidiaries and affiliates of each party.

      Section 11.3. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties in regard to its subject matter.

      Section 11.4. RELATIONSHIP BETWEEN THE PARTIES. The relationship between APS and Priority is solely that of independent contractors, and nothing in this Agreement or otherwise will be construed or deemed to create any other relationship, including one of employment, agency or joint venture.

      Section 11.5. TERMINATION OF ENROLLEES. Subject to any restrictions in the Benefit Plans, Priority will act promptly to disenroll Enrollees who meet criteria for termination.

      Section 11.7. GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the state of Michigan.

      Section 11.8. NOTICES. Any notice under this Agreement will be in writing and hand-delivered or sent by prepaid, first class mail or overnight delivery to the addresses and addressees identified below, except as otherwise provided in the Agreement. The addresses and addressees to which notices are sent for either party may be changed by proper notice.


      Priority:   Priority
                  Attn: General Counsel
                  1231 East Beltline, NE
                  Grand Rapids, MI 49525-0954

      APS:        American Psych Systems, Inc.
                  Attn: Vice President, Sales & Marketing
                  6701 Democracy Boulevard
                  Suite 555
                  Bethesda, Maryland 20817

      Section 11.9 CONFIDENTIALITY OF PROPRIETARY INFORMATION. The parties acknowledge that in the course of the operations of this Agreement, information of each party may be disclosed which reflects its expertise regarding the management, programming, or delivery of services (`Proprietary Information"). Such information will be deemed Proprietary Information if marked with the name and logo of the party or otherwise so identified by the disclosing party. The parties agree not to use or disclose to any other person, firm, organization or Priority, any Proprietary Information of the other party, without the prior written consent of the party to whom such Proprietary Information belongs.

      Section 11.10. SOLICITATION OF EMPLOYEES.

      (a) Unless otherwise agreed to by Priority, during the term of this Agreement and for a period of 1-year following the termination of this Agreement, APS will not directly or indirectly solicit, employ or engage any employee of Priority or any of its subsidiaries.

      (b) Unless otherwise agreed to by APS, during the term of this Agreement and for a period of 1-year following the termination of this Agreement, Priority will not directly or indirectly solicit, employ or engage any employee of APS or any of its subsidiaries.

      Section 11.11 EXCLUSIVE NATURE OF AGREEMENT. Priority and APS agree that, except as otherwise set forth in this Agreement or in the case of written waiver by the other party, (i) APS will be the exclusive provider of MHSA services for all Benefit Plans issued or administered in whole or in part by Priority and Priority's present and future subsidiaries in which MHSA services are offered as part of such Benefit Plans, and (ii) APS will not enter into any contract for the provision of services with anyone other than Priority within the Service Area.

      THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

AMERICAN PSYCH SYSTEMS, INC.


By /s/ Richard Beland
   ---------------------------------------
Print Name   Richard Beland
           -------------------------------
Print Title  V.P. Sales & Marketing
            ------------------------------
Date         11/3/98
     -------------------------------------

PRIORITY

By /s/ Steven Heacock
   ---------------------------------------
Print Name   Steven Heacock
           -------------------------------
Print Title  V.P. Development
            ------------------------------
Date         11/4/98
     -------------------------------------